EDUCATIONAL TRAINING INSTITUTE INC.
BALANCE SHEET
SEPTEMBER 30, 2010

ASSETS

Current Assets
Cash	$13,029
Student tuition receivable, net of allowance for uncollectables of $1,014	201,826
Prepaid insurance	2,174
Deferred corporate income tax	544
Total current assets	217,573

Machinery, Equipment and Leasehold Improvements, at cost, net of accumulated depreciation of $17,706	6,896

Other Assets
Security deposits	8,600

Total assets	$233,069

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$57,924
Corporate income tax payable	31,476
Bank loan payable	18,928
Related party payable	16,940
Deferred tuition revenue	167,390
Total current liabilities	292,658

Stockholders' Equity
Common stock - no par value; 200 shares authorized; 100 shares issued and outstanding	2,500
Retained earnings (deficit)	(62,089)
Total stockholders' equity (deficiency)	(59,589)

Total liabilities and stockholders' equity	$233,069

EDUCATIONAL TRAININNG INSTITUTE INC.
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Revenues
Tuition and student fees	$185,173
Management fees	663,766
Total revenues	848,939

Operating Costs and Expenses
Student instructional costs	77,827
Recruitment costs	2,030
Occupancy costs	62,440
General and administrative expenses	478,399
Total operating costs and expenses	620,696

Operating income before interest and depreciation	228,243

Interest expense, net	3,293

Income before depreciation	224,950

Depreciation expense	547

Income before income taxes	224,403

Corporate income tax (benefit)	(2,121)

Net income	$226,524

EDUCATIONAL TRAINING INSTITUTE, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

	Common Stock		Retained	Total
	Issued		Earnings	Stockholders'
	Shares	Amount	(Deficit)	Equity

Beginning balance - December 31, 2009	100	$2,500	$(218,841)	$(216,341)

Net income for the nine months ended September 30, 2010			226,524	226,524

Distribution of S Corp income			(69,772)	(69,772)

Ending balance - September 30, 2010	100	$2,500	$(62,089)	$(59,589)

EDUCATIONAL TRAINING INSTITUTE INC.
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Cash Flows from Operating Activities
Net income	$226,524
Noncash items included in net income:
Depreciation expense	547
227,071

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	(165,909)
Prepaid insurance	(2,174)
Deferred corporate income tax	3,250
Increase (decrease) in liabilities:
Accounts payable	(33,435)
Accrued expenses payable	(45,926)
Corporate income tax payable	(6,371)
Deferred tuition revenue	123,715
(126,850)

Net cash provided by operating activities	100,221

Cash Flows from Investing Activities:	0

Cash Flows from Financing Activities:
Decrease in bank loan payable	(7,528)
Increase in payables to related company	(10,960)
Distribution of S Corp income to stockholders	(69,772)

Net increase in cash	11,961

Cash - December 31, 2009	1,068

Cash - September 30, 2010	$13,029

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$3,293
Cash paid during the nine months for income taxes	$1,000